Exhibit 99.1

Royal Gold Reports Record Revenue, Net Income and Free Cash Flow in Second
Quarter Of Fiscal 2007

*	Revenue increases 62% on quarter-over-quarter basis

*	Net income increases 100% on per share basis

*	Record free cash flow (a non-GAAP financial measure) totals 84% of revenue

*	Acquisition of royalties on Penasquito and Pascua Lama projects further diversifies portfolio

          DENVER, Feb. 1 /PRNewswire-FirstCall/ -- ROYAL GOLD, INC. (Nasdaq: RGLD; TSX: RGL), the leading publicly-traded precious metals royalty company, today announced fiscal second quarter 2007 net income of $5.6 million, or $0.24 per basic share, on royalty revenue of $12.3 million. This compares to net income for the second quarter of fiscal 2006 of $2.9 million, or $0.12 per basic share, on royalty revenue of $7.6 million. Higher revenues were largely derived from increased production at several royalty properties, contributions from two new producing royalty positions, and higher metal prices.

          Net income for the six-month period ended December 31, 2006, was $10.6 million, or $0.45 per basic share, on royalty revenue of $22.0 million. This compares to net income of $6.0 million, or $0.27 per basic share, for the six-month period ended December 31, 2005, on royalty revenue of $14.4 million.

          Free cash flow for the quarter was approximately $10.3 million, making up a record 84% of revenues.  This compares to free cash flow for the second quarter of fiscal 2006 of approximately $5.4 million or 71% of revenues.  For the six-month period ended December 31, 2006, free cash flow was approximately $18.3 million, or 83% of revenues, compared with free cash flow for the same period ended December 31, 2005, of $10.5 million, or 73% of revenues.  The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and any impairment of mining assets (see, Schedule A- Reconciliation).

          As of December 31, 2006, the Company had a working capital surplus of $74.4 million.  Current assets were $80.1 million (including $70.9 million in cash) compared to current liabilities of $5.7 million resulting in a current ratio of 14 to 1.

          In addition, the Company expanded its royalty portfolio with the acquisition of a royalty on the Penasquito project in Mexico.  The acquisition closed in January 2007.  Furthermore, in January 2007, the Company announced an agreement to acquire a sliding-scale royalty on the Pascua Lama project in South America.  Both of these projects are development-stage properties.  The Company also closed its royalty acquisition on the Gold Hill deposit in Nye County, Nevada, in December 2006.

          Tony Jensen, President and CEO, stated “It is gratifying to report these record financial results which reflect the maturity of several prior investments that will help fuel our long-term growth.  We have had tremendous business development successes during the quarter with the Penasquito and Pascua Lama transactions.  We will continue to work diligently towards strengthening our revenue stream and diversifying our portfolio.”

          REVIEW OF OPERATIONS

          All quarterly production numbers in the following Review of Operations are provided to Royal Gold by the mine operators and reflect only that portion of the operators’ production subject to the Company’s royalty interest which is available for metal sales.  For this reason, the production figures below may not equal 100% of the mine production reported by the various operators for the period.

          Pipeline Mining Complex, Lander County, Nevada

          At the Pipeline Mining Complex in Lander County, Nevada, the Company holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), and a fixed-rate gross smelter return royalty (“GSR3”).  A GSR royalty is a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.  In addition, the Company holds a net value royalty (“NVR1”) at this complex.  This NVR is a passive interest in a resource extraction operation that is determined on the basis of deducting contract-defined processing-related and associated capital costs, but not mining costs.  The GSR1 royalty covers the current mine footprint, and the GSR2 (“Super”) royalty covers any reserves that are developed on the claim block lying outside the current mine footprint.  The GSR2 royalty pays out at a rate that is 80% higher than that of GSR1, at all gold prices.  The GSR3 royalty rate is fixed at 0.71% for the life of the mine.  The 0.39% NVR1 royalty covers production from the GAS Claims, an area of interest of approximately 4,000 acres including the South Pipeline deposit and Crossroads area, but not including the Pipeline deposit.  Current production from the Pipeline Mining Complex is subject to GSR1, GSR3, and NVR1 royalties.

          The Pipeline Mining Complex is owned by the Cortez Joint Venture (“Cortez”), a joint venture between Barrick Gold Corporation (“Barrick”) (60%), the world’s leading gold mining company, and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc.

          For the second quarter of fiscal 2007, the Pipeline Mining Complex produced 138,332 ounces of gold, providing $4.9 million in royalty revenue to Royal Gold.  This compares to 196,616 ounces of gold produced, providing $5.5 million in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.

          The average gold price during the second quarter of fiscal 2007 was $614 per ounce resulting in a GSR1 royalty rate of 5.0%.  This compares to an average gold price of $486 per ounce for the second quarter of fiscal 2006 and a GSR1 royalty rate of 5.0% of production.

          Robinson, White Pine County, Nevada

          Royal Gold holds a 3.0% net smelter return (“NSR”) royalty on the Robinson mine, an open pit copper mine with significant gold and molybdenum credits, operated by Quadra Mining Ltd.  An NSR royalty is a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.

          For the second quarter of fiscal 2007, the Company received royalty revenue of approximately $3.2 million based upon production of 24.1 million pounds of copper and 15,599 ounces of gold.  Due to the mid-year fiscal 2006 acquisition date, a quarter-to-quarter comparison is not available.

          Leeville Project, Eureka County, Nevada

          Royal Gold holds a 1.8% carried working interest, which calculates as a NSR royalty covering a majority of the underground Leeville project (“Leeville”).  Newmont Mining Corporation is the owner and operator of the Leeville project.

          During the second quarter of fiscal 2007, the Leeville property produced 113,843 ounces of gold providing royalty revenue to Royal Gold of approximately $1.3 million.  This compares with 25,303 ounces of gold, providing about $213,000 in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.  Higher production this quarter was due to continuing ramp up of production at the project.

          SJ Claims (Goldstrike Mine), Eureka County, Nevada

          Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims.  The Betze-Post mine, which is a part of the larger Goldstrike operation, is an open pit mine operated by Barrick.

          During the second quarter of fiscal 2007, the SJ Claims produced 275,968 ounces of gold providing approximately $1.5 million in royalty revenue.  This compares with 272,138 ounces of gold, providing about $1.2 million in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.

          Bald Mountain, White Pine County, Nevada

          Royal Gold holds a sliding-scale NSR royalty that covers a portion of the Bald Mountain mine, operated by Barrick.  For the second quarter, the Company’s royalty rate was at 1.75%.

          During the second quarter of fiscal 2007, the Bald Mountain mine produced approximately 38,000 ounces of gold, providing about $406,000 in royalty revenue.  This compares with approximately 16,700 ounces of gold, providing about $143,000 in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.  Higher production in this quarter was due to a greater portion of mine production being derived from property that is subject to Royal Gold’s royalty interest.

          Mulatos, Sonora, Mexico

          Royal Gold holds a sliding-scale NSR royalty at the Mulatos Project, an open pit, heap leach gold mine owned and operated by Alamos Gold, Inc.  The sliding-scale ranges from 0.30%, at an average quarterly gold price of $299.99 or below, up to 1.5% when the price of gold averages $400 per ounce or higher. The royalty is capped at two million ounces of production.

          During the second quarter of fiscal 2007, metal sales related to our royalty at the Mulatos mine were approximately 26,660 ounces of gold providing about $243,000 in royalty revenue to the Company.  Due to the mid-year fiscal 2006 acquisition date, a quarter-to-quarter comparison is not available.

          Troy Mine, Lincoln County, Montana

          Royal Gold holds a 7.0% GSR royalty that covers the Troy underground mine operated by Revett Silver Company, a subsidiary of Revett Minerals Inc.  This 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.

          Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper.  This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.

          During the second quarter of fiscal 2007, the Troy mine produced 167,238 ounces of silver and approximately 1.4 million pounds of copper providing about $451,000 in royalty revenue.  This compares with 244,037 ounces of silver and approximately 1.9 million pounds of copper, providing about $381,000 in royalty revenue for the same quarter in fiscal 2006.  Increases in revenue for the fiscal 2007 quarter were mainly due to higher metal prices.

          Martha Mine, Santa Cruz Province, Argentina

          The Company holds a 2.0% NSR royalty on the Martha silver mine operated by Coeur d’Alene Mines Corporation.  During the second quarter of fiscal 2007, the Martha mine produced approximately 933,000 ounces of silver providing about $223,000 in royalty revenue.  This compares with approximately 538,000 ounces of silver, providing about $116,000 in royalty revenue for the same quarter in fiscal 2006.  The increase in revenue for the second quarter of fiscal 2007 was due to increased sales as well as higher silver prices and ore grades during the period.

          Taparko-Bouroum, Burkino Faso, West Africa

          As of December 31, 2006, Royal Gold had funded approximately $33.6 million of its $35.0 million funding agreement with High River Gold Mines, Inc. (“High River”) for the development of the Taparko mine.  At the conclusion of its funding agreement, Royal Gold will hold two initial concurrent GSR royalties and two subsequent GSR royalties at the Taparko project, an open pit gold operation currently under construction.  High River recently stated that they expect their first gold pour to occur in May 2007.  Royal Gold expects royalty revenue to commence by the end of the second quarter of calendar 2007.

          The first GSR royalty (“TB-GSR1”) is fixed at a rate of 15.0%.  The second GSR royalty (“TB-GSR2”) pays out at a rate of 4.3% when the average monthly gold price ranges between $385 and $430 per ounce, and changes to a sliding-scale royalty when the average monthly gold price is outside of this range.  Both TB-GSR1 and TB-GSR2 royalties continue until either production reaches 804,420 ounces of gold or payments totaling $35.0 million under the TB-GSR1 royalty are received, whichever comes first.

          The two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko Project area, and a 0.75% milling royalty (“TB-MR1”).  The TB-MR1 applies to ore that is mined outside of the defined area of the Taparko Project and that is processed through the Taparko facilities to a maximum of 1.1 million tons per year.  The TB-GSR3 royalty commences once the TB-GSR1 and TB-GSR2 royalties described earlier have ceased.

          Gold Hill, Nye County, Nevada

          In October 2006, Royal Gold acquired a sliding-scale NSR royalty on the Gold Hill deposit located just north of the Round Mountain gold mine.  The Gold Hill deposit is controlled by Round Mountain Gold Corporation (“RMGC”), a joint venture between Kinross Gold, the operator, and Barrick Gold Corporation.  The sliding-scale ranges from 2.0% when the gold price is above $350 per ounce and slides to 1.0% when the price of gold falls below $350 per ounce.  The royalty will effectively be capped at $10.0 million as RMGC has the right, at any time, to purchase the royalty interest for $10.0 million less any royalty payments paid prior to the purchase option being exercised. The royalty is also subject to a minimum royalty payment of $100,000 per year.

          RECENT TRANSACTIONS

          Penasquito Project

          In January 2007, Royal Gold acquired a 2.0% NSR royalty on the Penasquito project in Zacatecas, Mexico.  The cost of the acquisition was $80 million in cash plus 577,434 shares of Royal Gold common stock.  The Company also obtained the right to acquire additional NSR royalties ranging from 1.0% to 2.0% on a number of properties in the region.  The Penasquito project, composed of two main deposits called Penasco and Chile Colorado, is under development by Goldcorp.  The Penasquito project hosts one of the world’s largest gold, silver and zinc reserves, while also containing large lead reserves.

          Pascua Lama

          In January 2007, Royal Gold announced an agreement to acquire a sliding-scale NSR royalty for $20.5 million on the Pascua Lama project. Pascua Lama is owned by Barrick and is located on the border between Argentina and Chile.  The NSR royalty, ranging from 0.16% to 1.08% depending on the average price of gold during the quarter, is applicable to all gold production from an area of interest in Chile.  Approximately 80% of the reserves are located in Chile.  The transaction also includes a 0.22% fixed-rate copper royalty.  The copper royalty applies to 100% of the Pascua Lama copper reserves in Chile but does not take effect until after January 1, 2017.

          Other Events

          On November 8, 2006, Royal Gold’s Board of Directors approved a dividend increase of 18% or $0.04 per share, increasing the total annual dividend to $0.26 per year.

          Additionally, the Company’s line of credit facility was increased from $30 million to $80 million as of January 5, 2007.  Of the $80 million total, $30 million was drawn down in January 2007 to pay a portion of the cost of the Penasquito Project acquisition, leaving $50 million remaining under the credit facility.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

          Note: Management’s conference call reviewing the second quarter of fiscal 2007 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and is available by calling (800) 603-2779 or (706) 634-7230.  The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentation” section.  A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends.  Audio replays will also be available about two hours after the call ends through February 8, 2007, by dialing (800) 642-1687 or (706) 645-9291, access # 6143133.

          Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding revenues, net income on a per share basis, free cash flow, the impact of new royalty acquisitions, our diverse pipeline of future royalty revenue, future revenue growth, the sliding-scale features of our royalty structure at the Pipeline Mining Complex, Bald Mountain, Mulatos, Taparko, Gold Hill, and Pascua Lama, construction completion and commencement of royalty revenue at Taparko, continued ramp up in production at the Leeville and Troy projects, and changes in production estimates or commencement of production from the operators of certain properties.  Like any royalty acquisition on a non-producing or not yet in development project, the Tarparko, Penasquito and Pascua Lama projects are subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments.  In addition, the acquired royalty interest and the project are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our cash flow, revenues and margins, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

          *Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A - Reconciliation, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets

	December 31, 2006	June 30, 2006

	(Unaudited)
Current assets
Cash and equivalents	$70,936,374	$78,449,383
Royalty receivables	8,620,951	5,962,053
Deferred tax assets	106,551	131,621
Prepaid expenses and other	484,174	232,839

Total current assets	80,148,050	84,775,896
Royalty interests in mineral properties, net	99,701,698	84,589,569
Available for sale securities	1,884,699	1,988,443
Deferred tax assets	1,016,025	495,018
Other assets	641,211	410,895

Total assets	$183,391,683	$172,259,821

Current liabilities
Accounts payable	$2,790,797	$1,075,644
Income taxes payable	567,219	334,767
Dividend payable	1,541,430	1,300,623
Accrued compensation	689,000	375,000
Other	102,104	237,482

Total current liabilities	5,690,550	3,323,516
Deferred tax liabilities	6,639,589	7,178,907
Other long-term liabilities	84,549	97,749

Total liabilities	12,414,688	10,600,172

Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; and issued 23,844,140 and 23,816,640 shares, respectively	238,441	238,165
Additional paid-in capital	168,133,514	166,459,671
Accumulated other comprehensive income	387,025	498,462
Accumulated earnings (deficit)	3,314,887	(4,439,777)
Treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	170,976,995	161,659,649

Total liabilities and stockholders’ equity	$183,391,683	$172,259,821

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Three Months Ended

	December 31, 2006	December 31, 2005

Royalty revenues	$12,279,677	$7,575,307
Costs and expenses
Costs of operations	872,070	617,509
General and administrative	1,532,265	1,647,996
Exploration and business development	472,630	1,026,540
Depreciation, depletion and amortization	2,105,475	1,030,444

Total costs and expenses	4,982,440	4,322,489

Operating income	7,297,237	3,252,818
Interest and other income	954,369	1,016,562
Interest and other expense	(65,381)	(33,773)

Income before income taxes	8,186,225	4,235,607
Current tax expense	(3,269,129)	(1,591,236)
Deferred tax benefit	718,556	262,924

Net income	$5,635,652	$2,907,295

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(189,182)	139,197

Comprehensive income	$5,446,470	$3,046,492

Basic earnings per share	$0.24	$0.12

Basic weighted average shares outstanding	23,604,576	23,276,477
Diluted earnings per share	$0.24	$0.12

Diluted weighted average shares outstanding	23,854,744	23,564,037

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Six Months Ended

	December 31, 2006	December 31, 2005

Royalty revenues	$22,025,470	$14,402,927
Costs and expenses
Costs of operations	1,530,587	1,107,207
General and administrative	2,665,921	2,607,504
Exploration and business development	891,171	1,461,250
Depreciation, depletion and amortization	3,177,691	1,928,469

Total costs and expenses	8,265,370	7,104,430

Operating income	13,760,100	7,298,497
Interest and other income	1,925,555	1,453,656
Interest and other expense	(131,695)	(54,780)

Income before income taxes	15,553,960	8,697,373
Current tax expense	(5,920,073)	(3,354,727)
Deferred tax benefit	961,902	622,080

Net income	$10,595,789	$5,964,726

Adjustments to comprehensive income
Unrealized change in market value of available for sales securities, net of tax	(111,437)	225,154

Comprehensive income	$10,484,352	$6,189,880

Basic earnings per share	$0.45	$0.27

Basic weighted average shares outstanding	23,590,292	22,201,543
Diluted earnings per share	$0.44	$0.27

Diluted weighted average shares outstanding	23,819,540	22,452,460

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months Ended

	December 31, 2006	December 31, 2005

Cash flows from operating activities:
Net income	$10,595,789	$5,964,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	3,177,691	1,928,469
Deferred tax benefit	(961,902)	(622,080)
Non-cash employee stock option compensation expense	1,322,521	1,312,826
Tax benefit of stock-based compensation exercises	(69,097)	(502,404)
Changes in assets and liabilities:
Royalty receivables	(2,658,898)	209,968
Prepaid expenses and other assets	(491,367)	(3,569,200)
Accounts payable	1,715,153	2,235,451
Federal income taxes payable (receivable)	301,549	(287,485)
Accrued liabilities and other current liabilities	178,622	530,305
Other long-term liabilities	(13,200)	(13,200)

Net cash provided by operating activities	13,096,861	7,187,376

Cash flows from investing activities:
Capital expenditures for property and equipment	(44,722)	(5,066)
Acquisition of royalty interests in mineral properties	(18,235,383)	(25,221,805)
Advance to High River Gold	—	(6,687,550)
Purchase of available for sale securities	(81,045)	(204,715)

Net cash used in investing activities	(18,361,150)	(32,119,136)

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	69,097	502,404
Dividends paid	(2,600,318)	(2,213,541)
Net proceeds from issuance of common stock	282,501	57,675,601

Net cash (used in) provided by financing activities	(2,248,720)	55,964,464

Net (decrease) increase in cash and equivalents	(7,513,009)	31,032,704

Cash and equivalents at beginning of period	78,449,383	48,840,371

Cash and equivalents at end of period	$70,936,374	$79,873,075

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$5,618,524	$3,382,212

SCHEDULE A - RECONCILIATION

          Non-GAAP Financial Measures

          The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is the reconciliation to operating income:

	For The Three Months Ended		For The Six Months Ended

	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Operating income	$7,297,237	$3,252,818	$13,760,100	$7,298,497
Depreciation, depletion and amortization	2,105,475	1,030,444	3,177,691	1,928,469
Non-cash employee stock compensation expense	909,682	1,074,485	1,322,521	1,312,826

Free cash flow	$10,312,394	$5,357,747	$18,260,312	$10,539,792

SOURCE  Royal Gold, Inc.
          -0-                                                  02/01/2007
          /CONTACT:  Karen Gross, Vice President and Corporate Secretary of Royal
Gold, Inc., +1-303-573-1660/
          /Web site:  http://www.royalgold.com /
          (RGLD RGL.)